Exhibit 5.2

Consent of Counsel

We hereby consent to the reference to our firm’s name in the registration statement on Form F-10 (the “Registration Statement”) filed by SolarBank Corporation (the “Company”) on April 30, 2024, as such may thereafter be amended or supplemented, and the related short form base shelf prospectus (the “Prospectus”) of the Company dated May 2, 2023 and included therein, under the headings “Legal Matters” as contained in the Prospectus included in the Registration Statement.

In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

/s/ DLA Piper (Canada) LLP

Vancouver, British Columbia

April 30, 2024